UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2018

NINE ENERGY SERVICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38347	80-0759121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Kirby Drive, Suite 200

Houston, Texas 77019

(Address of principal executive offices)

(281) 730-5100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 18, 2018, Nine Energy Service, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”), among the Company, the subsidiary guarantors named therein (the “Guarantors”) and J.P. Morgan Securities LLC, as representative of the several initial purchasers listed therein (the “Initial Purchasers”), pursuant to which the Company agreed to issue and sell to the Initial Purchasers $400.0 million in aggregate principal amount of the Company’s 8.750% senior unsecured notes due 2023 (the “Notes”). The Notes were priced at par and resulted in proceeds to the Company of approximately $392.0 million, after deducting the initial purchasers’ discount. The offering of the Notes (the “Offering”) is expected to close on or about October 25, 2018, subject to customary closing conditions contained in the Purchase Agreement.

The Company intends to use the proceeds from the Offering, together with cash on hand and borrowings under a new credit facility (the “New Credit Facility”) to be entered into in connection with the consummation of the previously announced acquisition of Magnum Oil Tools International, LTD and certain of its affiliates (the “Magnum Acquisition”), to fully repay and terminate the term loan borrowings and the outstanding revolving credit commitments under the Company’s existing credit facility (the “Existing Credit Facility”), fund the upfront cash purchase price of the pending Magnum Acquisition and pay transaction fees and expenses. If the Magnum Acquisition is not consummated on or prior to November 30, 2018 or, if prior to such date, the purchase agreement relating to the Magnum Acquisition is terminated without the Magnum Acquisition being consummated, then in either case, the Notes will be redeemed at a redemption price equal to 100% of the issue price of the notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Notes will be issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereunder. The Initial Purchasers intend to resell the Notes only to persons reasonably believed to be “qualified institutional buyers” in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The Purchase Agreement contains customary representations, warranties and covenants, conditions to closing and termination provisions. Additionally the Purchase Agreement contains customary indemnification and contribution provisions under which the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. Furthermore, for a period of 60 days after the date of the Purchase Agreement, without the prior consent of J.P. Morgan Securities LLC, the Company and the Guarantors have agreed with the Initial Purchasers not to offer, sell, contract to sell, pledge or otherwise dispose of any debt securities (other than the Notes) issued or guaranteed by the Company or any of the Guarantors and having a tenor of more than one year.

Certain of the Initial Purchasers and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates. In particular, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as administrative agent and a lender and Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, and Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, are lenders under the Existing Credit Facility and accordingly will receive a portion of the proceeds of the Offering to the extent used to repay the Existing Credit Facility, and will serve in comparable capacities under the New Credit Facility. Certain of the Initial Purchasers and/or their affiliates have agreed to provide the Company with interim financing for the Magnum Acquisition in the amount of $400.0 million in the event the Offering is not consummated. J.P. Morgan Securities LLC is also acting as financial advisor to the Company in connection with the Magnum Acquisition.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the Purchase Agreement contained herein is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Purchase Agreement, dated as of October 18, 2018, among Nine Energy Service, Inc., the guarantors signatory thereto and J.P. Morgan Securities LLC, as representative of the several initial purchasers listed therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2018	NINE ENERGY SERVICE, INC.

	By:	/s/ Theodore R. Moore
Theodore R. Moore
Senior Vice President and General Counsel